Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-214040) pertaining to the Camping World Holdings, Inc. 2016 Incentive Award Plan of our report dated March 13, 2018 (except for the effects on the consolidated financial statements and schedule of the realignment of segments described in Note 22, as to which the date is February 28, 2020) with respect to the consolidated financial statements and schedules of Camping World Holdings, Inc. and subsidiaries included in this Annual Report (Form 10-K) of Camping World Holdings, Inc. for the year ended December 31, 2019.

/s/ Ernst & Young LLP
Los Angeles, California
February 28, 2020